Number: C0753480

CERTIFICATE

OF

CONTINUATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that CONSOLIDATED GLOBAL MINERALS LTD., which was duly registered as an extraprovincial company under the laws of British Columbia with certificate number A0040981, has continued into British Columbia from the Jurisdiction of ALBERTA, under the Business Corporations Act, with the name CONSOLIDATED GLOBAL MINERALS LTD. on March 31, 2006 at 10:23 AM Pacific Time.

Issued under my hand at Victoria, British Columbia On March 31, 2006 RON TOWNSHEND Registrar of Companies Province of British Columbia Canada